Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2015 Results:

PITTSBURGH, PA – February 3, 2016 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights:

•	Revenues totaled $32.5 million, compared to $28.5 million in the 2014 fourth quarter;

•	Gross profit margins increased to 20.6% from 18.3% in the fourth quarter of 2014;

•	GAAP diluted earnings per share were $0.29 versus $0.18 in the 2014 fourth quarter;

•	Non-GAAP diluted earnings per share were $0.31 versus $0.18 in the 2014 fourth quarter.

Fourth Quarter Results:

Revenues for the fourth quarter of 2015 totaled $32.5 million compared to $28.5 million during the corresponding quarter last year. Gross profit in the fourth quarter of 2015 was $6.7 million, compared to $5.2 million in the fourth quarter of 2014. GAAP net income for the fourth quarter of 2015 totaled $1.3 million, compared to $782,000 during the same period last year. Non-GAAP net income for the fourth quarter of 2015 was $1.4 million, compared to $804,000 in the fourth quarter of 2014. GAAP diluted earnings per share were $0.29 in the 2015 fourth quarter, compared to $0.18 in the fourth quarter of 2014. Non-GAAP diluted earnings per share were $0.31 in the fourth quarter of 2015, compared to $0.18 for the corresponding period in 2014.

Demand for the Company’s staffing services remained strong from the third quarter of 2015. Despite this solid demand, we had a 5% decline in our billable consultant base during the quarter. While this decline reflected a high-level of assignment ends, which historically occur in fourth quarter, we also had challenges in converting demand opportunities into new starts.

Commenting on the Company’s 2015 fourth quarter, Kevin Horner, Mastech’s Chief Executive Officer, stated, “While our fourth quarter operating results and year-over-year comparables indicate that we have done an excellent acquisition in Hudson IT, I am disappointed with our performance in driving new starts during the fourth quarter. While our consultant-base decline did reflect a high level of assignment ends, we had ample opportunities on the starts side to mitigate this negative impact. As we enter 2016, our primary operational objective is to address these start issues and return the Company to a consistent growth trajectory with respect to our billable consultant base.”

Full Year Results:

Revenues for the full year 2015 totaled $123.5 million compared to $113.5 million in 2014. Our top-line growth reflected our June 15, 2015 acquisition of Hudson IT. Gross profit for 2015 totaled $23.8 million or 19.3% of total revenues, compared to $20.8 million or 18.3% of total revenues in 2014. GAAP net income for 2015 totaled $2.8 million or $0.62 per diluted share compared to $3.4 million or $0.77 per diluted share in 2014. Non-GAAP net income for 2015 totaled $3.8 million or $0.85 per diluted share compared to $3.6 million or $0.81 per diluted share one year earlier.

Commenting on the Company’s financial position, Jack Cronin, Mastech’s Chief Financial Officer, stated, “At December 31, 2015 we had bank debt, net of cash balances on hand, of $11.7 million and had approximately $11 million of borrowing capacity available to us under our revolving credit line. During the quarter, net bank debt declined by $3.8 million. Additionally, our largest balance sheet asset, accounts receivable, remains of high quality with a “days sales outstanding” measurement of 53-days at year-end.”

In conjunction with its fourth quarter earnings release, Mastech will host a conference call at 9:00 A.M. ET on February 3, 2016 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 10, 2016.

About Mastech Holdings, Inc.:

Leveraging the power of 29 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items, net of income tax benefits computed at our effective income tax rate for the periods presented:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

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MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$848	$2,568
Accounts receivable, net	19,190	15,226
Prepaid and other current assets	587	926
Deferred income taxes	217	120

Total current assets	20,842	18,840
Equipment, enterprise software and leasehold improvements, net	656	701
Deferred income taxes	92	188
Deferred financing costs, net	97	51
Non-current deposits	237	264
Goodwill	8,427	—
Intangible assets, net	8,126	—

Total assets	$38,477	$20,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$—
Accounts payable	2,213	1,514
Accrued payroll and related costs	5,965	5,012
Deferred revenue and other liabilities	1,958	650

Total current liabilities	11,936	7,176
Long-term liabilities:
Long-term debt, less current portion	10,738	—

Total liabilities	22,674	7,176
Shareholders’ equity:
Common stock, par value $0.01 per share	52	51
Additional paid-in capital	13,114	12,733
Retained earnings	6,777	4,024
Accumulated other comprehensive (loss)	(19)	(25)
Treasury stock, at cost	(4,121)	(3,915)

Total shareholders’ equity	15,803	12,868

Total liabilities and shareholders’ equity	$38,477	$20,044

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues	$32,540	$28,549	$123,470	$113,523
Cost of revenues	25,822	23,321	99,671	92,737

Gross profit	6,718	5,228	23,799	20,786
Selling, general and administrative expenses	4,506	3,940	19,117	15,246

Income from operations	2,212	1,288	4,682	5,540
Other income/(expense), net	(118)	(21)	(257)	(32)

Income before income taxes	2,094	1,267	4,425	5,508
Income tax expense	805	485	1,672	2,085

Net income	$1,289	$782	$2,753	$3,423

Earnings per share:
Basic	$0.30	$0.18	$0.63	$0.79
Diluted	$0.29	$0.18	$0.62	$0.77
Weighted average common shares outstanding:
Basic	4,350	4,325	4,338	4,320

Diluted	4,449	4,444	4,441	4,459

MASTECH HOLDINGS, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
GAAP Net Income	$1,289	$782	$2,753	$3,423
Adjustments:
Amortization of acquired intangible assets	204	—	441	—
Stock-based compensation	(37)	35	262	330
Acquisition transaction expenses	—	—	624	—
Severance expenses	—	—	305	—
Income taxes adjustments	(64)	(13)	(617)	(124)

Non-GAAP Net Income	$1,392	$804	$3,768	$3,629

GAAP Diluted Earnings Per Share	$0.29	$0.18	$0.62	$0.77

Non-GAAP Diluted Earnings Per Share	$0.31	$0.18	$0.85	$0.81

Weighted average common shares outstanding:
GAAP Diluted Shares	4,449	4,444	4,441	4,459

Non-GAAP Diluted Shares	4,449	4,444	4,441	4,459